UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
HEALTH CATALYST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

1

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2

Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, Utah 84095
May 14, 2021
Dear Health Catalyst Stockholder:

The proxy statement of the 2021 Annual Meeting of the Stockholders (the “Proxy Statement”) of Health Catalyst, Inc., a Delaware corporation (the “Company”), to be held on June 10, 2021 (the “Meeting”), was filed with the Securities and Exchange Commission on April 27, 2021. Since then, there have been developments regarding the Board of Directors of the Company (the “Board”). We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement.

Recent Developments

On April 29, 2021, the Board accepted Tim Ferris’ resignation from the Board, including his resignation as the chair of the Board and from the Nominating and Corporate Governance Committee and the Transactions Committee of the Board, effective May 1, 2021. England’s National Health Service required Dr. Ferris to resign from the Board in connection with his appointment as its National Director of Transformation, effective as of May 1, 2021. Dr. Ferris’ resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

John A. Kane has been appointed chair of the Board effective as of May 1, 2021. Mr. Kane has been a director on the Board and has been the chair of the Audit Committee of the Board since February 2016. Mr. Kane has more than 30 years’ experience in healthcare technology and currently serves on the Board of several privately held companies.

Impact on Voting at the Meeting

Stockholders do not need to take any action if they have already voted their shares for the Meeting. The nominees named in the Proxy Statement sent or made available to the Company’s stockholders will stand for election at the Meeting. The form of proxy card included in the Company’s definitive proxy materials remains valid, and no new proxy cards are being distributed.

Thank you for your ongoing support of and continued interest in Health Catalyst.

Sincerely,

Daniel Burton
Chief Executive Officer and Director